MFN FINANCIAL CORPORATION
EXHIBIT 11
COMPUTATION OF NET INCOME PER SHARE
PERIOD ENDED SEPTEMBER 30, 1999

Basic earnings per share is computed based upon the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding and the dilutive common stock equivalents during the period. Common stock equivalents include options granted to executive officers and directors and warrants outstanding convertible into shares of common stock of the Company using the treasury stock method.


(Dollars in thousands, except per share amounts)            Three Months Ended         Six Months Ended
                                                            September 30, 1999        September 30, 1999
                                                            ------------------        ------------------
BASIC
Net income                                                    $     13,128              $    16,627
Average common shares outstanding                               10,000,000               10,000,000
Earnings before extraordinary credit                          $       1.16              $      1.51
Extraordinary gain from early retirement of debt                      0.15                     0.15
                                                              ------------              -----------
Net income per common share                                   $       1.31              $      1.66
                                                              ============              ===========

DILUTED
Net income                                                    $     13,128              $    16,627
Average common shares and equivalents outstanding               10,054,269               10,087,248
Earnings before extraordinary credit                          $       1.16              $      1.50
Extraordinary gain from early retirement of debt                      0.15                     0.15
                                                              ------------              -----------
Net income per common share                                   $       1.31              $      1.65
                                                              ============              ===========

Due to the Company's emergence from the Voluntary Case and the implementation of Fresh Start Reporting, the presentation of earnings per share for the Predecessor Company is not meaningful in the accompanying financial statements.